EXHIBIT 99.1

HEICO Corporation Reports Record Net Sales, Operating Income and Net Income for the Third Quarter of Fiscal 2013; Full Year Net Sales and Net Income Growth Estimates Raised

3rd Quarter and Nine-Month Net Income Up 25% and 18% on Net Sales Increases of 18% and 10%

HOLLYWOOD, Fla. and MIAMI, Aug. 27, 2013 (GLOBE NEWSWIRE) -- HEICO CORPORATION (NYSE:HEI.A) (NYSE:HEI) today reported that net income increased 25% to a record $28.9 million, or 54 cents per diluted share, for the third quarter of fiscal 2013, up from $23.1 million, or 43 cents per diluted share, for the third quarter of fiscal 2012.  For the first nine months of fiscal 2013, net income increased 18% to a record $72.6 million, or $1.36 per diluted share, up from $61.4 million, or $1.15 per diluted share, for the first nine months of fiscal 2012.

Operating income increased 14% to a record $48.4 million in the third quarter of fiscal 2013, up from $42.5 million in the third quarter of fiscal 2012.  For the first nine months of fiscal 2013, operating income increased 9% to a record $128.0 million, up from $117.7 million for the first nine months of fiscal 2012.

The Company's consolidated operating margin equaled 18.1% and 17.7% for the third quarter and first nine months of fiscal 2013, respectively, as compared with 18.8% and 18.0% for the third quarter and first nine months of fiscal 2012, respectively.

Net sales increased 18% to a record $267.1 million in the third quarter of fiscal 2013, up from $226.0 million in the third quarter of fiscal 2012.  For the first nine months of fiscal 2013, net sales increased 10% to a record $721.3 million, up from $654.9 million for the first nine months of fiscal 2012.

Net income per diluted share for the third quarter of fiscal 2013 includes a 3 cent tax related benefit from higher tax credits based on fiscal 2012 tax returns filed during the quarter.  Net income per diluted share for the third quarter of fiscal 2012 included a similar tax related benefit equivalent to 2 cents.

Consolidated Results

Laurans A. Mendelson, HEICO's Chairman and CEO, commented on the Company's third quarter results stating, "We are very pleased to report record quarterly highs in consolidated net sales, operating income and net income for the third quarter of fiscal 2013.  These results principally reflect record net sales and operating income within the Flight Support Group and continued strong operating results within the Electronic Technologies Group.

Cash flow provided by operating activities increased to $92.3 million for the first nine months of fiscal 2013, up from $78.3 million for the first nine months of fiscal 2012.  We continue to expect cash flow provided by operating activities to approximate $140 million for fiscal 2013.

Our net debt to shareholders' equity ratio was 44.4% as of July 31, 2013, with net debt (total debt less cash and cash equivalents) of $306.8 million principally incurred to fund our acquisitions and the payment of a one-time special and extraordinary cash dividend totaling $116.6 million in December 2012.  Our trailing twelve-month leverage ratio (net debt to EBITDA ratio) was only 1.47x as of July 31, 2013.  We have no significant debt maturities until fiscal 2018 and plan to utilize our financial flexibility to aggressively pursue other high quality acquisition opportunities.

We remain confident in the near-term and long-term outlook for the commercial airline industry and expect increases in airline capacity and maintenance spending to yield moderate growth within the Flight Support Group for the remainder of fiscal 2013 as compared to the same period of fiscal 2012.  Ongoing uncertainty surrounding the impact of government budget reductions on our defense-related products has contributed to slower growth in the Electronic Technologies Group during the first nine months of fiscal 2013.  We anticipate growth in demand for our non-defense products in the Electronic Technologies Group will contribute to growth for the remainder of fiscal 2013.

Based on our current economic visibility, we are increasing our estimates for fiscal 2013 year-over-year growth in net sales to 10% - 11% and growth in net income of 15% - 16%, up from our prior growth estimates of 8% - 10% in net sales and 11% - 13% in net income.  We expect approximately 60% of the aforementioned sales growth to be organic.  For full year fiscal 2013, we continue to anticipate capital expenditures to approximate $20 million and depreciation and amortization expense to approximate $38 million.  Additionally, we continue to estimate our full year fiscal 2013 consolidated operating margin to approximate 18%.  These estimates include the recent acquisition of Reinhold Industries, but exclude any other potential acquisition opportunities during the remainder of fiscal 2013.  HEICO remains committed to acquiring profitable businesses at fair prices, and we are actively pursuing opportunities within both of our segments."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's third quarter results stating, "Our records in net sales and operating income for the third quarter of fiscal 2013 were driven by strong organic growth and the acquisition of profitable, well-managed businesses during fiscal 2012 and 2013.

The Flight Support Group's net sales increased 29% to a record $181.3 million for the third quarter of fiscal 2013 and increased 13% to a record $475.6 million for the first nine months of fiscal 2013, up from $140.8 million and $420.7 million for the third quarter and first nine months of fiscal 2012, respectively.  The increase in the third quarter and first nine months of fiscal 2013 reflects organic growth of approximately 17% and 7%, respectively, as well as additional net sales of $16.1 million and $23.5 million, respectively, from fiscal 2013 and 2012 acquisitions.  The organic growth for the third quarter and first nine months of fiscal 2013 principally reflects an increase in net sales from new product offerings and improving market conditions within our aftermarket replacement parts and repair and overhaul services product lines and within our specialty products lines.

The Flight Support Group's operating income for the third quarter of fiscal 2013 increased 24% to a record $32.6 million, up from $26.4 million for the third quarter of fiscal 2012 and increased 11% to a record $87.2 million for the first nine months of fiscal 2013, up from $78.5 million for the first nine months of fiscal 2012.  The increase for the third quarter and first nine months of fiscal 2013 is primarily attributed to the previously mentioned net sales growth.

The Flight Support Group's operating margin for the third quarter of fiscal 2013 decreased slightly to 18.0% from 18.7% for the third quarter of fiscal 2012 and to 18.3% for the first nine months of fiscal 2013 from 18.7% for the first nine months of fiscal 2012.  The decrease for the third quarter and first nine months of fiscal 2013 principally reflects the impact of additional amortization expense from intangible assets recognized in connection with the recent acquisitions."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO's Electronic Technologies Group, commented on the Electronic Technologies Group's third quarter results stating, "The Electronic Technologies Group reported another solid quarter, with year-over-year quarterly increases in net sales, operating income and operating margin, despite challenges from lower defense spending this year.

The Electronic Technologies Group's net sales increased 1% to $87.4 million for the third quarter of fiscal 2013 and 5% to a record $250.2 million for the first nine months of fiscal 2013, up from $86.5 million and $237.2 million for the third quarter and first nine months of fiscal 2012, respectively.  The increase in the third quarter and first nine months of fiscal 2013 reflects organic growth of approximately 1% and 3%, respectively, primarily attributed to an increase in demand for certain space products partially offset by a decrease in demand for some defense products.  Further, the net sales increase for the first nine months of fiscal 2013 reflects additional net sales of $4.9 million from acquisitions in the first half of fiscal 2012.

The Electronic Technologies Group's operating income for the third quarter of fiscal 2013 increased by 3% to $21.5 million and increased by 9% to a record $57.3 million for the first nine months of fiscal 2013, up from $21.0 million and $52.5 million for the third quarter and first nine months of fiscal 2012, respectively.  The increase for the third quarter and first nine months of fiscal 2013 is principally attributed to the previously mentioned increased net sales and improved operating margins.

The Electronic Technologies Group's operating margin improved to 24.6% and 22.9% for the third quarter and first nine months of fiscal 2013, respectively, up from 24.2% and 22.1% for the third quarter and first nine months of fiscal 2012, respectively.  The increase in the third quarter and first nine months of fiscal 2013 principally reflects a more favorable product mix for certain space products."

(NOTE:  HEICO has two classes of common stock traded on the NYSE.  Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects.  The only difference between the share classes is the voting rights.  The Class A Common Stock (HEI.A) has 1/10 vote per share and the Common Stock (HEI) has one vote per share.)

There are currently approximately 31.7 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 21.4 million shares of HEICO's Common Stock (HEI) outstanding.  The stock symbols for HEICO's two classes of common stock on most websites are HEI.A and HEI.  However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Wednesday, August 28, 2013 at 9:00 a.m. Eastern Daylight Time to discuss its third quarter results.  Individuals wishing to participate in the conference call should dial:  U.S. and Canada (877) 586-4323, International (706) 679-0934, wait for the conference operator and provide the operator with the Conference ID 23095967.  A digital replay will be available two hours after the completion of the conference for 14 days.  To access, dial: (404) 537-3406, and enter the Conference ID 23095967.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group.  HEICO's customers include a majority of the world's airlines and overhaul shops as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunications and electronics equipment manufacturers.  For more information about HEICO, please visit our website at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product development or product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; product development difficulties, which could increase our product development costs and delay sales; our ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest and income tax rates and economic conditions within and outside of the aviation, defense, space, medical, telecommunications and electronics industries, which could negatively impact our costs and revenues; and defense budget cuts, which could reduce our defense-related revenue.  Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended July 31,
	2013		2012
Net sales	$267,133		$225,969
Cost of sales	169,593		141,717
Selling, general and administrative expenses	49,134		41,797
Operating income	48,406		42,455
Interest expense	(1,097)		(552)
Other income (expense)	59		(131)
Income before income taxes and noncontrolling interests	47,368		41,772
Income tax expense	12,600		13,100
Net income from consolidated operations	34,768		28,672
Less: Net income attributable to noncontrolling interests	5,821		5,544
Net income attributable to HEICO	$28,947	(a)	$23,128	(b)

Net income per share attributable to HEICO shareholders:
Basic	$.55	(a)	$.44	(b)
Diluted	$.54	(a)	$.43	(b)

Weighted average number of common shares outstanding:
Basic	53,074		52,695
Diluted	53,612		53,288

	Three Months Ended July 31,
	2013		2012
Operating segment information:
Net sales:
Flight Support Group	$181,331		$140,761
Electronic Technologies Group	87,401		86,482
Intersegment sales	(1,599)		(1,274)
	$267,133		$225,969

Operating income:
Flight Support Group	$32,649		$26,382
Electronic Technologies Group	21,516		20,950
Other, primarily corporate	(5,759)		(4,877)
	$48,406		$42,455

HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Nine Months Ended July 31,
	2013		2012
Net sales	$721,331		$654,938
Cost of sales	456,754		417,240
Selling, general and administrative expenses	136,544		120,010
Operating income	128,033		117,688
Interest expense	(2,540)		(1,816)
Other income	505		190
Income before income taxes and noncontrolling interests	125,998		116,062
Income tax expense	37,200		38,700
Net income from consolidated operations	88,798		77,362
Less: Net income attributable to noncontrolling interests	16,193		16,006
Net income attributable to HEICO	$72,605	(a)(c)	$61,356	(b)

Net income per share attributable to HEICO shareholders:
Basic	$1.37	(a)(c)	$1.17	(b)
Diluted	$1.36	(a)(c)	$1.15	(b)

Weighted average number of common shares outstanding:
Basic	53,020		52,651
Diluted	53,516		53,290

	Nine Months Ended July 31,
	2013		2012
Operating segment information:
Net sales:
Flight Support Group	$475,560		$420,654
Electronic Technologies Group	250,179		237,225
Intersegment sales	(4,408)		(2,941)
	$721,331		$654,938

Operating income:
Flight Support Group	$87,190		$78,523
Electronic Technologies Group	57,311		52,472
Other, primarily corporate	(16,468)		(13,307)
	$128,033		$117,688

HEICO CORPORATION

Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)  During the third quarter of fiscal 2013, the Company filed its fiscal 2012 U.S. federal and state tax returns.  As a result, the Company recognized an aggregate benefit, which increased net income attributable to HEICO by approximately $1.6 million, or $.03 per basic and diluted share, net of expenses, from higher research and development tax credits and a credit for foreign taxes paid on earnings that were repatriated by one of the Company's foreign subsidiaries.

(b)  During the third quarter of fiscal 2012, the Company filed its fiscal 2011 U.S. federal and state tax returns.  As a result, the Company recognized an aggregate benefit, which increased net income attributable to HEICO by approximately $.9 million, or $.02 per basic and diluted share, net of expenses, principally from higher research and development tax credits.

(c)  In January 2013, Section 41 of the Internal Revenue Code, "Credit for Increasing Research Activities," was retroactively extended to cover a two-year period from January 1, 2012 to December 31, 2013.  As a result, an income tax credit for qualified research and development activities for the last ten months of fiscal 2012 was recognized by the Company in the first quarter of fiscal 2013.  The tax credit, net of expenses, increased net income attributable to HEICO by approximately $1.0 million, or $.02 per basic and diluted share, for the nine months ended July 31, 2013.

HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	July 31, 2013	October 31, 2012
Cash and cash equivalents	$12,771	$21,451
Accounts receivable, net	139,401	122,214
Inventories, net	216,256	189,704
Prepaid expenses and other current assets	39,685	34,542
Total current assets	408,113	367,911
Property, plant and equipment, net	90,863	80,518
Goodwill	619,571	542,114
Intangible assets, net	207,098	154,324
Other assets	61,020	47,979
Total assets	$1,386,665	$1,192,846

Current maturities of long-term debt	$663	$626
Other current liabilities	141,227	130,888
Total current liabilities	141,890	131,514
Long-term debt, net of current maturities	318,876	131,194
Deferred income taxes	115,426	90,436
Other long-term liabilities	67,177	52,777
Total liabilities	643,369	405,921
Redeemable noncontrolling interests	52,444	67,166
Shareholders' equity	690,852	719,759
Total liabilities and equity	$1,386,665	$1,192,846

HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended July 31,
	2013	2012
Operating Activities:
Net income from consolidated operations	$88,798	$77,362
Depreciation and amortization	25,900	22,175
Tax benefit from stock option exercises	5,180	13,144
Excess tax benefit from stock option exercises	(5,115)	(12,091)
Stock option compensation expense	3,455	2,888
Issuance of common stock to HEICO Savings and Investment Plan	2,625	—
(Decrease) increase in value of contingent consideration	(1,195)	143
Deferred income tax benefit	(2,393)	(1,191)
(Increase) decrease in accounts receivable	(8,375)	1,212
Increase in inventories	(15,623)	(13,171)
Increase (decrease) in current liabilities	962	(10,785)
Other	(1,927)	(1,383)
Net cash provided by operating activities	92,292	78,303

Investing Activities:
Acquisitions, net of cash acquired	(134,414)	(171,501)
Capital expenditures	(13,496)	(12,381)
Other	4	(144)
Net cash used in investing activities	(147,906)	(184,026)

Financing Activities:
Borrowings on revolving credit facility, net	188,000	113,000
Cash dividends paid	(120,361)	(5,689)
Acquisitions of noncontrolling interests	(16,610)	(7,616)
Excess tax benefit from stock option exercises	5,115	12,091
Distributions to noncontrolling interests	(5,968)	(6,794)
Redemptions of common stock related to stock option exercises	(2,364)	(307)
Payment of contingent consideration	(601)	—
Revolving credit facility issuance costs	(570)	(3,028)
Proceeds from stock option exercises	346	387
Other	(96)	679
Net cash provided by financing activities	46,891	102,723

Effect of exchange rate changes on cash	43	(535)

Net decrease in cash and cash equivalents	(8,680)	(3,535)
Cash and cash equivalents at beginning of year	21,451	17,500
Cash and cash equivalents at end of period	$12,771	$13,965
CONTACT: Thomas S. Irwin (954) 987-4000 ext. 7560
         Victor H. Mendelson (305) 374-1745 ext. 7590
         Carlos L. Macau, Jr. (954) 987-4000 ext. 7570